Exhibit 5.1

March 5, 2013

Professional Diversity Network, Inc.

801 W. Adams St., Suite 600

Chicago, IL 60607

Re: Professional Diversity Network, Inc.

      Registration Statement on Form S-1

Ladies and Gentlemen:

We are acting as counsel to Professional Diversity Network, Inc., a Delaware corporation (the “Company”), in connection with the registration by the Company of shares of its Common Stock, par value $0.01 per share (the “Common Stock”), including shares of Common Stock to cover over-allotments, if any, and the Underwriters’ Warrant, pursuant to a registration statement on Form S-1 (File 333-181594), originally filed with the Securities and Exchange Commission (the “Commission”) on May 23, 2012, as amended, under the Securities Act of 1933, as amended (the “Securities Act”) (such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement”) and the registration statement on Form S-1 filed with the Commission on March 6, 2013 pursuant to Rule 462(b) (the “462(b) Registration Statement”). The shares of Common Stock to be sold pursuant to the 462(b) Registration Statement are referred to herein as the “462(b) Shares.”

We have examined the originals, or photostatic or certified copies, of such records of the Company and certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

Based upon the foregoing examination and in reliance thereon, and subject to the assumptions stated herein and in reliance on statements of fact contained in the documents that we have examined, we are of the opinion that the 462(b) Shares, when issued against payment therefor, will be legally issued, fully paid and non-assessable.

This opinion is limited to the effect of the current state of the Delaware General Corporation Law and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretation thereof or such facts.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ SNR DENTON LLP